Exhibit 99.1

Gray

Television, Inc.

NEWS RELEASE

Gray Reports Operating Results

For the Three Month Period Ended March 31, 2012

Atlanta, Georgia – May 2, 2012. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three month period ended March 31, 2012 (“first quarter of 2012”) as compared to the three month period ended March 31, 2011 (“first quarter of 2011”).

Highlights:

For the first quarters of 2012 and 2011, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended March 31,
	2012	2011	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$80,674	$69,742	16%

Operating expenses (before depreciation, amortization and loss or gain on disposal of assets):
Broadcast expense	$50,772	$48,179	5%

Corporate and administrative expense	$3,106	$3,038	2%

We are pleased with our operating results for the first quarter of 2012. Our period over period increase in revenue for the first quarter of 2012 was primarily due to increases in political advertising revenue, setting a new first quarter record, and retransmission consent revenue. In addition, our local and internet advertising revenue also increased.

Our period over period increase in broadcast and corporate and administrative expenses (excluding depreciation, amortization and gain or loss on disposal of assets) increased in the first quarter of 2012 due primarily to increases in compensation, programing costs, other professional services and national sales commissions.

Comments on Results of Operations for the First Quarter of 2012 Compared to the First Quarter of 2011:

Revenue.

Total revenue increased $10.9 million, or 16%, to $80.7 million for the first quarter of 2012 compared to the first quarter of 2011 primarily due to increased retransmission consent revenue and political, local and internet advertising revenue. A significant portion of our retransmission consent contracts expired on December 31, 2011 and we were able to renew substantially all of these contracts under terms more favorable to Gray, which resulted in increased revenue in the first quarter of 2012 compared to the first quarter of 2011. Political advertising revenue increased due to increased advertising from political candidates and special interest groups in the “on year” of the two year election cycle. Our local advertising revenue continued to increase primarily due to an improving economy. While our internet advertising revenue has also benefited from an improving economy, we continue to focus on and invest resources into our internet

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sales efforts which have also resulted in increased internet revenue. In addition, local and national net advertising revenue was positively influenced by the broadcast of the 2012 Super Bowl on our ten primary NBC channels, earning us approximately $0.8 million, an increase of approximately $0.6 million compared to the broadcast of the 2011 Super Bowl on our one primary FOX-affiliated channel and four secondary digital FOX-affiliated channels, which earned us approximately $0.2 million. We continued to earn consulting revenue under our agreement with Young Broadcasting, Inc.

The principal components of our revenue for the first quarter of 2012 compared to the first quarter of 2011 were as follows:

Local advertising revenue increased $2.1 million, or 5%, to $45.9 million.

National advertising revenue remained consistent at $13.0 million.

Internet advertising revenue increased $1.4 million, or 34%, to $5.7 million.

Political advertising revenue increased $3.6 million, or 259%, to $5.0 million setting a new first quarter record.

Retransmission advertising revenue increased $3.4 million, or 68%, to $8.5 million.

Other revenue increased $0.1 million, or 5%, to $1.9 million.

Consulting revenue from our agreement with Young Broadcasting, Inc. was $0.8 million.

Our five largest local and national advertising categories on a combined local and national basis by customer type, excluding political advertising, demonstrated the following changes during the first quarter of 2012 compared to the first quarter of 2011: automotive increased 8%; medical increased 15%; restaurant increased 8%; communications increased 17%; and furniture and appliances increased 5%.

Operating expenses.

Broadcast expense (before depreciation, amortization and loss or gain on disposal of assets) increased $2.6 million, or 5%, to $50.8 million. This increase was due primarily to increases in non-compensation expense of $1.8 million and compensation expense of $0.8 million. Non-compensation expense increased primarily due to an increase in programing costs, other professional services and national sales commissions. Compensation expense increased primarily due to increases in payroll and pension expenses.

Corporate and administrative expense (before depreciation, amortization and loss or gain on disposal of assets) increased $0.1 million, or 2%, to $3.1 million. The increase in corporate and administrative expenses was due primarily to increased compensation expense. Compensation expense increased primarily due to increases in payroll and pension expenses. We recorded non-cash stock-based compensation expense during the three month periods ended March 31, 2012 and 2011 of $14,000 and $34,000, respectively.

Gray Television, Inc. Earnings Release for the three month period ended March 31, 2012	Page 2 of 8

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data and percentages)

	Three Months Ended March 31,
	2012	2011
Revenue (less agency commissions)	$80,674	$69,742
Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	50,772	48,179
Corporate and administrative	3,106	3,038
Depreciation	5,891	6,998
Amortization of intangible assets	19	34
Loss (gain) on disposals of assets, net	65	(13)

Operating expenses	59,853	58,236

Operating income	20,821	11,506
Other income (expense):
Miscellaneous income, net	2	—
Interest expense	(15,163)	(16,000)

Income (loss) before income taxes	5,660	(4,494)
Income tax expense (benefit)	2,289	(1,411)

Net income (loss)	3,371	(3,083)
Preferred stock dividends (including accretion of issuance cost of $77 and $118, respectively)	1,179	1,789

Net income (loss) available to common stockholders	$2,192	$(4,872)

Basic and diluted per share information:
Net income (loss) available to common stockholders	$0.04	$(0.09)

Weighted-average shares outstanding	57,148	57,112

Political revenue (less agency commission)	$4,959	$1,381

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Other Financial Data:

	As of
	March 31, 2012	December 31, 2011
	(in thousands)
Cash	$15,111	$5,190
Long-term debt, including current portion	$822,366	$832,233
Preferred stock(1)	$24,919	$24,841
Borrowing availability under our senior credit facility	$40,000	$31,000

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Net cash provided by operating activities	$26,996	$14,860
Net cash used in investing activities	(6,869)	(9,313)
Net cash used in financing activities	(10,206)	(1,206)

Net increase in cash	$9,921	$4,341

(1)	As of March 31, 2012, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.0 million and $14.8 million, respectively. As of December 31, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.1 million and $13.7 million, respectively.

Internet Initiatives:

We continue to focus on expanding local content on our websites to drive increased traffic. Our website page view data for the three months ended March 31, 2012 compared to the three months ended March 31, 2011 is as follows:

Gray Websites – Data

	Three Months Ended March 31,
	2012	2011	% Change
	(in millions except for percentages)
Advertising impressions generated	1,031	793	30%
Total page views (including mobile page views)	380	271	40%

We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.

Gray Television, Inc. Earnings Release for the three month period ended March 31, 2012	Page 4 of 8

Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”

Guidance for the Three Months Ending June 30, 2012 (the “Second Quarter of 2012”)

We currently anticipate that our results of operations for the three month period ending June 30, 2012 will approximate the ranges presented in the table below:

	Three Months Ended June 30,
Selected operating data:	2012 Guidance Low Range	% Change From Actual 2011	2012 Guidance High Range	% Change From Actual 2011	Actual 2011
	(in thousands except for percentages)
OPERATING REVENUES:
Revenues (less agency commissions)	$85,800	13%	$86,500	14%	$76,201

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$52,000	8%	$52,500	10%	$47,930
Corporate and administrative	$3,800	12%	$4,000	18%	$3,402

Other selected data:
Political advertising revenues (less agency commissions)	$5,000	116%	$5,500	137%	$2,316

Comments on Guidance:

Net Revenue.

Based on our current forecast, we currently believe our second quarter of 2012 local revenue, excluding political advertising revenue, will increase from the three months ended June 30, 2011 (the “second quarter of 2011”) by approximately 3% to 4%. We currently believe our second quarter of 2012 national revenue, excluding political advertising revenue, will increase from the second quarter of 2011 by approximately 10%.

We anticipate our second quarter of 2012 internet revenue, excluding political advertising revenue, will increase from the second quarter of 2011 by approximately 22%.

We anticipate our second quarter of 2012 retransmission consent revenue will increase from the second quarter of 2011 by approximately 60% to approximately $8.1 million. We anticipate that our full year 2012 retransmission consent revenue will range between approximately $33.0 million and $33.5 million.

We estimate our base consulting revenue will be $0.6 million for the second quarter of 2012. We do not anticipate recording any incentive consulting revenue in the second quarter of 2012.

Broadcast Operating Expense (before depreciation, amortization and loss or gain on disposal of assets).

The anticipated increase in broadcast operating expense for the second quarter of 2012 compared to the second quarter of 2011 is due primarily to anticipated increases in compensation expense and programming expense.

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Corporate and Administrative Expense (before depreciation, amortization and loss or gain on disposal of assets).

The anticipated increase in corporate expense for the second quarter of 2012 compared to the second quarter of 2011 is due primarily to expected increases in compensation expenses.

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by type for the three month periods ended March 31, 2012 and 2011, respectively:

	Three Months Ended March 31,
	2012		2011
	Amount	Percent of Total	Amount	Percent of Total
	(in thousands except for percentages)
Revenue (less agency commissions)
Local	$45,875	56.9%	$43,765	62.8%
National	13,006	16.1%	12,975	18.6%
Internet	5,692	7.1%	4,247	6.1%
Political	4,959	6.1%	1,381	2.0%
Retransmission consent	8,478	10.5%	5,047	7.2%
Other	1,869	2.3%	1,777	2.6%
Consulting	795	1.0%	550	0.7%

Total	$80,674	100.0%	$69,742	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

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Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as net income (loss) plus corporate and administrative expense, depreciation and amortization (including amortization of intangible assets and program broadcast rights), loss on disposal of assets, miscellaneous expense, net, interest expense, income tax expense and, less gain on disposal of assets, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.

Reconciliation:

Reconciliation of net income (loss) to the non-GAAP terms:

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Net income (loss)	$3,371	$(3,083)
Adjustments to reconcile from net income (loss) to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	5,891	6,998
Amortization of intangible assets	19	34
Non-cash stock-based compensation	14	34
Loss (gain) on disposals of assets, net	65	(13)
Miscellaneous income, net	(2)	—
Interest expense	15,163	16,000
Income tax expense (benefit)	2,289	(1,411)
Amortization of program broadcast rights	2,758	3,833
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	8
Network compensation revenue recognized	(157)	(178)
Network compensation per network affiliation agreement	(60)	(60)
Payments for program broadcast rights	(2,795)	(3,794)

Broadcast Cash Flow Less Cash Corporate Expenses	26,563	18,368
Corporate and administrative expenses excluding depreciation, amortization of non-cash stock-based compensation	3,092	3,004

Broadcast Cash Flow	$29,655	$21,372

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The Company

Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. We broadcast a primary channel from each of our stations and also operate at least one secondary channel from the majority of our stations. Each of our primary channels are affiliated with either CBS (17 channels), NBC (10 channels), ABC (8 channels) or FOX (1 channel). In addition, we currently operate 40 digital second channels that are affiliated with either ABC (1 channel), FOX (4 channels), CW (8 channels), MyNetworkTV (18 channels), Untamed Sports Network (1 channel) and The Country Network (1 channel) or are operated as local news/weather channels (7 channels).

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2012 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of May 2, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Conference Call Information

Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 2, 2012. The call will begin at 11:30 AM Eastern Time. The live dial-in number is 1-800-533-7954 and the confirmation code is 5944339. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 5944339 until June 1, 2012.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

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